UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 30, 2014

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 30, 2014, Kenges Rakishev resigned as a member of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. Mr. Rakishev will continue serving as Director of the Company and as Chairman of the Board of Directors of the Company.

Effective June 30, 2014, the Board of Directors of the Company appointed Mr. William Healy as a Director of the Company to fill the vacancy from Mr. Zoi’s resignation on June 10, 2014. Mr. Healy, who is 49 years old, is an accomplished financial services industry veteran with more than 24 years of merchant financing and electronic payments industry experience. Mr. Healy is currently the President of Funds4Growth, a leading investment firm focused on financing of payment service providers in the United States. Since launching Funds4Growth, Mr. Healy has successfully structured and financed in excess of $150 million in merchant base loans. Prior to his tenure at Funds4Growth, Mr. Healy founded MBF Leasing, LLC in November of 2003, where he was responsible for strategic planning along with the financial and operational management of MBF Leasing. Prior to that, Mr. Healy spent 13 years with the CIT Group, Inc., where he was the President of CIT’s Lease Finance Group out of Chicago, Illinois, overseeing more than 150 employees involved in over 225,000 leasing transactions, and in excess of $125 million in merchant base financings. Prior to joining CIT, Mr. Healy held several senior level positions with NewCourt Financial, including Chief Operating Officer of the Specialty Finance Division. He is a graduate of the University of Notre Dame with a Bachelor’s degree in Accounting.

The Board of Directors of the Company concluded that Mr. Healy should serve as a Director of the Company in light of his experience in the merchant financing and electronic payments industry. Mr. Healy was also appointed to serve as a member of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The Company’s Board of Directors determined that Mr. Healy is an independent director for purposes of the rules and regulations of the Securities and Exchange Commission and under the applicable NASDAQ listing standards, and that he has the other qualifications required for service on the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

MBF Merchant Capital, LLC, one of the entities with which Mr. Healy was affiliated, is a lender to the Company. The Company contemplates repaying the Company’s entire outstanding indebtedness to MBF Merchant Capital, LLC in the amount of $3 million upon or shortly after the closing of the credit facility by RBL Capital Group, LLC, as lender, TOT Group, Inc., a subsidiary of Net Element, Inc. (the “Company), TOT Payments, LLC, TOT BPS, LLC, TOT FBS, LLC, Process Pink, LLC, TOT HPS, LLC and TOT New Edge, LLC, each a subsidiary of TOT Group, Inc., as co-borrowers, pursuant to the Loan and Security Agreement effective as of June 30, 2014. There have been no other related party transactions between the Company and Mr. Healy, and there were no arrangements or understandings between Mr. Healy and any other person pursuant to which he was selected as a director.

As a member of the Company’s Audit Committee, Mr. Healy will receive an annual retainer of $5,000. As a member of the Company’s Nominating and Corporate Governance Committee, Mr. Healy will receive an annual retainer of $2,500. As a member of the Company’s Compensation Committee, Mr. Healy will receive an annual retainer of $2,500. Mr. Healy will also receive a grant of 15,000 shares of the Company’s common stock per year (pro-rated for any partial calendar year for which he serves), which shares will vest on a quarterly basis during the year of service.  The Company will also reimburse Mr. Healy for all reasonable out-of-pocket expenses incurred in connection with his attendance at meetings of the Board of Directors and any committees thereof, including, without limitation, travel, lodging and meal expenses.

Item 8.01	Other Events.

On July 7, 2014, the Company issued a press release announcing Mr. Healy’s appointment as Director of the Company and as member of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated July 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2014

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 7, 2014